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                                                                    EXHIBIT 10.9

                       [OPTICAL SYSTEMS, INC. LETTERHEAD]



September 30, 1998


Mr. Raymond F. Sery
Federal Business Centers
Raritan Center Parkway
Edison, NJ 08837

Dear Mr. Sery:

This confirms our agreement with you for payment of financial services fees to assist the Company until such time as permanent financing can be obtained.

OSI agrees to compensate you at the rate of $10,000 per month commencing November 1, 1998. Payment will be either stock of OSI or cash at our option. The price of stock will be determined based on the closing bid price on the last day of trading for the month as quoted by NASDAQ-BB.

If this meets with your approval, please indicate your acceptance in the place provided below.

Sincerely,

/s/ WARREN R. ZIMMERMAN
---------------------------
Warren R. Zimmerman
President/CEO

Accepted: /s/ RAYMOND F. SERY
         ----------------------------
         Raymond F. Sery